EXHIBIT 99

D&E COMMUNICATIONS, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT PERSON:
March 15, 2004	W. Garth Sprecher
(717) 738-8304

D&E Communications Reports 2003 Results

Ephrata, Pennsylvania –D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following operating results for the year ended December 31, 2003 (dollar amounts in thousands, except per share information):

	Year Ended December 31,
	2003	2002(1)(2)	Change
Operating Revenues	$173,125	$137,334	$35,791
Operating Income	23,767	7,275	16,492
Income (Loss) from Continuing Operations	3,877	(7,105)	10,982
Net Income	4,084	48,394	(44,310)
Basic and Diluted Earnings Per Common Share	$0.26	$3.95	$(3.69)

[1]	D&E’s results for the year ended December 31, 2002, reflect the results of the operations of Conestoga Enterprises, Inc. (“Conestoga”) since its acquisition on May 24, 2002.

[2]	Net income of $48,394, and earnings per common share of $3.95, for the year ended December 31, 2002 reflect D&E’s sale of our discontinued D&E Wireless segment operations on April 1, 2002, which resulted in the recognition of an after-tax gain of $55.5 million in the year ended December 31, 2002.

More information regarding D&E’s operating results for the year ended December 31, 2003 can be found in our Annual Report on Form 10-K, which was filed today with the United States Securities and Exchange Commission.

Overview of 2003 Compared to 2002

Consolidated operating revenues from continuing operations in 2003 increased $35,791, or 26.1%, to $173,125 in 2003 from $137,334 in 2002. The revenue increase was primarily due to the inclusion of $95,965 of Conestoga’s revenues for the full twelve months in 2003, compared to only $60,933 for seven months in 2002, after the May 24, 2002 acquisition. Conestoga revenues include the decrease in revenues due to the sale of Conestoga Wireless in January 2003, which resulted in decreased revenue of $7,180.

Consolidated operating income from continuing operations for 2003 increased $16,492, to $23,767 in 2003 from $7,275 in 2002. The increased operating income in 2003 was primarily attributable to Conestoga’s contribution to income of $18,629 for a full twelve months compared with $7,513 for the seven months in 2002. Further, 2003 results did not include merger related costs similar to the $973 experienced in 2002. The full effect of the reduction of expenses, primarily related to staff reductions at the date of the merger and over the following six months, were reflected in the 2003 results.

Income from continuing operations increased $10,982 to income of $3,877 in 2003 from a loss of $7,105 in 2002 primarily due to the increase in operating income discussed above, net of taxes. Also, in 2003, there was an increase of $3,789 in realized gains/losses on the disposition of investments available for sale, a $892 reduction in expenses from reduced equity losses in affiliates, and other miscellaneous income increases. This reduction was offset by the $6,179 increase in interest expense related to larger borrowings for the full twelve months.

Net income in 2003 of $4,084 was a decrease of $44,310. The decrease was due to the sale of our discontinued D&E Wireless segment operations on April 1, 2002, which resulted in the recognition of an after-tax gain of $55,506.

Results of Operations

D&E’s business segments are as follows: incumbent rural local exchange carrier (RLEC), competitive local exchange carrier (CLEC), Internet services, systems integration and Conestoga Wireless. The following table is a summary of our operating results by segment for the years ended December 31, 2003 and 2002:

	RLEC	CLEC	Internet Services	Systems Integration	Conestoga Wireless	Corporate, Other and Eliminations	Total Company
2003(1)
Revenues — External	$105,087	$34,830	$6,862	$23,378	$456	$2,512	$173,125
Revenues — Intercompany	8,207	923	479	31	4	(9,644)	—

Total Revenues	113,294	35,753	7,341	23,409	460	(7,132)	173,125

Depreciation and Amortization	31,591	4,036	794	1,734	—	471	38,626
Other Operating Expenses	48,040	35,554	6,656	25,997	1,140	(6,655)	110,732

Total Operating Expenses	79,631	39,590	7,450	27,731	1,140	(6,184)	149,358

Operating Income (Loss)	$33,663	$(3,837)	$(109)	$(4,322)	$(680)	$(948)	$23,767

2002(1)
Revenues — External	$77,091	$21,626	$4,748	$23,582	$7,568	$2,719	$137,334
Revenues — Intercompany	6,915	478	282	37	72	(7,784)	—

Total Revenues	84,006	22,104	5,030	23,619	7,640	(5,065)	137,334

Depreciation and Amortization	23,497	2,775	476	1,592	—	350	28,690
Other Operating Expenses	42,851	23,532	5,050	25,169	9,405	(4,638)	101,369

Total Operating Expenses	66,348	26,307	5,526	26,761	9,405	(4,288)	130,059

Operating Income (Loss)	$17,658	$(4,203)	$(496)	$(3,142)	$(1,765)	$(777)	$7,275

(1)	We acquired Conestoga Enterprises, Inc. on May 24, 2002.

RLEC segment revenues increased $29,288, or 34.9%, to $113,294 in 2003. In 2003, the Conestoga acquisition added $64,512 of revenue, versus $36,794 for the seven months included in 2002. D&E revenues increased $1,570, to $48,782 in 2003, from $47,212 in 2002. D&E local telephone service revenues increased $792, or 5.4%, to $15,509 in 2003, from $14,717 in 2002 as a result of increases in enhanced services sold and rate increases in July 2003. D&E network access revenues increased $994, or 4.2%, to $24,427 in 2003, from $23,433 in 2002. This increase resulted partially from a favorable change in the National Exchange Carrier Association (NECA) average schedule settlement formula for interstate access that took effect in July 2003. Other RLEC revenue increased $5,220 in 2003 from 2002 as a result of the additional Conestoga revenue that was primarily from directory revenue. D&E other revenue decreased $213 in 2003 compared to 2002 primarily from a decrease in long distance revenues. RLEC segment operating expenses increased $13,283, or 20.0%, to $79,631, in 2003. These increases were primarily attributable to including twelve months in 2003 of Conestoga operating expenses and seven months since the acquisition in 2002. The synergies resulting from the Conestoga acquisition, including staff reductions and other cost savings have contributed to the improved profitability in 2003. These savings are expected to continue at the same level, but are not likely to result in similar incremental increases in operating income in future years.

CLEC segment revenues increased $13,649, or 61.7%, to $35,753 in 2003. In 2003, the Conestoga acquisition added $24,294 of revenues versus $13,682 in 2002. D&E’s revenues increased $3,037, to $11,459, in 2003, from $8,422 in 2002. The increases in 2003 were attributable to the Conestoga acquisition and the expanding of the CLEC business customer base in our edge-out markets. CLEC segment operating expenses increased $13,283, or 50.5%, to $39,590 in 2003. These increases were partially attributable to including twelve months in 2003 of Conestoga operating expenses and due to increased costs of services related to an increase in our customer base. Operating losses decreased $366, or 8.7%, to $3,837 in 2003 primarily due to changes in operating efficiencies as the customer base grew. Operating results are expected to continue to improve as more customers are added to cover the fixed costs of operations and as we expand the number of customers completely on our own network.

Internet Services segment revenues increased $2,311, or 45.9%, to $7,341 in 2003. The Conestoga acquisition added $1,567 to revenue in 2003, versus $1,116 in 2002. The primary source of the revenue increase was from the addition of new Internet subscribers. Operating expenses were $7,450 in 2003, and $5,526 in 2002, resulting in an operating loss of $109 in 2003, compared to a loss of $496 in 2002. The decrease in the operating losses was due to improved operating efficiencies as the customer base grows.

Systems Integration segment revenues decreased $210, or 0.9%, to $23,409 in 2003. In 2003, the Conestoga acquisition added $8,458 of revenue, versus $3,961 of revenue from the seven months since the acquisition in 2002. Increases in revenue due to the Conestoga acquisition were offset by decreases in D&E revenues of $4,707 in 2003. The 2003 decreases were primarily $304 of communication services and $4,379 of product sales. We believe these decreases partially relate to the effects of a slow economy and reductions in customer spending for communications related infrastructure and consulting services. Revenues are expected to grow as business demand for integrated voice and high speed data services increases. Operating expenses increased $970, or 3.6%, to $27,731 in 2003. The 2003 expenses increased as a result of a full year of expenses from the Conestoga operations acquired in May 2002, selling expense increases and increased expenses relating to integration of software systems. Operating losses increased $1,180 to $4,322 in 2003. We expect Systems Integration results to improve as a result of improved economic conditions and expanding data sales efforts.

Conestoga Wireless segment revenues were $460, earned in the first quarter before the sale of the segment was completed on January 14, 2003. Revenues were $7,640 from the May 24, 2002 date of acquisition until December 31, 2002. The 2003 operating loss of $680 included the first quarter activity plus an additional cost accrued in the third quarter related to a change in the estimated amount necessary to satisfy the commitment to Mountain Union Telecom under the Build-to-Suit agreement that D&E assumed with the Conestoga acquisition.

Selected Operating Statistics

	December 31, 2003	December 31, 2002	Change
RLEC Lines	142,799	145,310	(1.7)%
CLEC Lines	35,140	29,072	+20.9%
DSL Subscribers	7,303	5,615	+30.1%
Dial-up Subscribers	12,859	12,652	+1.6%
Web Hosting Customers	814	651	+25.0%

Other Matters

On March 5, 2004, we completed a syndicated senior secured debt financing in the amount of $260 million jointly arranged by CoBank, ACB and SunTrust Bank. The credit facilities are in the form of a $25 million revolving line of credit, term loans in the amounts of $50 million and $150 million, respectively, and the assumption of $35 million of term indebtedness of a D&E subsidiary. The proceeds of the credit facilities were used to restructure indebtedness under our prior credit facilities and for general corporate purposes. The facilities received ratings of BB- and Ba3 from Standard & Poor’s Ratings Services and Moody’s Investors Services, respectively. The effect of the refinancing was to allow us to lower the interest rates on our indebtedness, provide greater flexibility in our financial covenants and extend the amortization of principal. There are approximately $2 million in annual interest savings under the new facilities and approximately $2 million of one-time costs associated with closing the facilities. We will incur a one-time write-off of approximately $6.3 million of the $7.9 million unamortized debt issuance costs associated with the company’s previous financings.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the risk that Conestoga’s business will not be successfully integrated into D&E; the significant indebtedness of the combined company; increased competition; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a leading provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per-share amounts)
OPERATING REVENUES
Communication service revenues	$158,486	$121,243	$61,674
Communication products sold	12,255	14,266	12,858
Other	2,384	1,825	1,523

Total operating revenues	173,125	137,334	76,055

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	60,846	50,140	28,072
Cost of communication products sold	9,317	12,497	10,215
Depreciation and amortization	38,626	28,690	15,289
Marketing and customer services	16,073	15,093	8,885
Merger-related costs	—	973	—
General and administrative services	24,496	22,666	14,124

Total operating expenses	149,358	130,059	76,585

Operating income (loss)	23,767	7,275	(530)
OTHER INCOME (EXPENSE)
Equity in net income (losses) of affiliates	(2,537)	(3,429)	91
Interest expense	(18,074)	(11,895)	(2,242)
Gain (loss) on investments	790	(2,999)	3,036
Other, net	1,964	422	1,546
Loss on early extinguishment of debt	—	—	(3,623)

Total other income (expense)	(17,857)	(17,901)	(1,192)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	5,910	(10,626)	(1,722)
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	1,968	(3,586)	(3,597)
Dividends on utility preferred stock	65	65	65

Total income taxes and dividends on utility preferred stock	2,033	(3,521)	(3,532)

Income (loss) from continuing operations	3,877	(7,105)	1,810
Discontinued operations:
Loss from operations of discontinued D&E Wireless segment prior to December 31, 2001, net of income tax benefit of $2,585	—	—	(5,955)
Gain on disposal of discontinued D&E Wireless segment, net of operating losses during phase-out period and net of income taxes of $29,337	—	55,506	—
Loss from operations of Paging business, net of income tax benefit of $27, $3 and $9	(53)	(7)	(14)

Income (loss) before extraordinary item and cumulative effect of change in accounting Principle	3,906	48,394	(4,159)
Extraordinary item, income tax benefit of $107	—	—	107
Cumulative effect of change in accounting principle, net of income taxes of $177	260	—	—

NET INCOME (LOSS)	$4,084	$48,394	$(4,052)

Weighted average common shares outstanding (basic)	15,484	12,254	7,376
Weighted average common shares outstanding (diluted)	15,541	12,254	7,376
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$0.25	$(0.58)	$0.25
Income (loss) from discontinued operations	—	4.53	(0.81)
Extraordinary item	—	—	0.01
Cumulative effect of accounting change	0.01	—	—

Net income (loss) per common share	$0.26	$3.95	$(0.55)

Dividends per common share	$0.50	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In thousands, except share amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,446	$15,514
Accounts receivable, net of reserves of $1,410 and $1,416	20,956	19,368
Inventories, lower of cost or market, at average cost	3,552	3,475
Prepaid expenses	8,914	7,454
Other	1,141	1,074

TOTAL CURRENT ASSETS	47,009	46,885

INVESTMENTS
Investments in and advances to affiliated companies	3,611	5,142
Investments available-for-sale	—	1,313

	3,611	6,455

PROPERTY, PLANT AND EQUIPMENT
In service	320,720	307,000
Under construction	5,964	3,456

	326,684	310,456
Less accumulated depreciation	137,533	109,351

	189,151	201,105

OTHER ASSETS
Assets held for sale	—	6,665
Goodwill	149,127	147,488
Intangible assets, net of accumulated amortization	173,594	178,964
Other	11,756	14,256

	334,477	347,373

TOTAL ASSETS	$574,248	$601,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$11,001	$132
Accounts payable and accrued liabilities	18,507	20,112
Accrued taxes	2,120	19,520
Accrued interest and dividends	1,949	1,840
Advance billings, customer deposits and other	10,323	8,535

TOTAL CURRENT LIABILITIES	43,900	50,139

LONG-TERM DEBT	222,765	244,966

OTHER LIABILITIES
Deferred income taxes	88,295	85,516
Other	17,248	19,148

	105,543	104,664

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14,456 shares	1,446	1,446

COMMITMENTS
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 30,000,000 Outstanding shares: 15,546,788 at December 31, 2003 and 15,413,640 at December 31, 2002	2,533	2,512
Additional paid-in capital	159,515	158,101
Accumulated other comprehensive income (loss)	(4,865)	(7,071)
Retained earnings	48,693	52,343
Treasury stock at cost, 306,919 shares at December 31, 2003 and 306,910 shares at December 31, 2002	(5,282)	(5,282)

	200,594	200,603

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$574,248	$601,818

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2002	2001
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,084	$48,394	$(4,052)
Add: Loss (income) from discontinued operations	53	(55,499)	5,969
Extraordinary item	—	—	(107)
Cumulative effect of accounting change	(260)	—	—

Income (loss) from continuing operations	3,877	(7,105)	1,810
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities, net of effects of acquisitions of businesses:
Depreciation and amortization	38,626	28,690	15,289
Bad debt expense	745	1,406	403
Deferred income taxes	1,105	(905)	(3,112)
Equity in net (income) losses of affiliates	2,537	3,429	(91)
(Gain) loss on investments	(790)	2,999	(3,036)
Loss on retirement of property, plant and equipment	209	72	166
Loss on early extinguishment of debt	—	—	3,623
Changes in operating assets and liabilities net of effects of acquisitions of businesses:
Accounts receivable	(2,333)	(1,126)	1,745
Inventories	(77)	224	299
Prepaid expenses	(1,460)	906	(1,050)
Accounts payable and accrued liabilities	(1,300)	(3,788)	(775)
Accrued taxes and accrued interest	3,268	(5,452)	(132)
Advance billings, customer deposits and other	1,788	4,345	(4)
Other, net	(1,287)	1,466	(1,451)

Net Cash Provided by Operating Activities from Continuing Operations	44,908	25,161	13,684

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales and removal costs	(20,153)	(19,240)	(34,068)
Proceeds from sale of businesses	10,005	—	—
Proceeds from sale of temporary investments	—	—	34,671
Purchase of temporary investments	—	—	(26,002)
Acquisition of businesses, net of cash acquired of $0, $989 and $0	—	(156,819)	(937)
Proceeds from sale of investments	2,470	—	—
Purchase of FCC licenses	(828)	—	—
Investments in and advances to affiliates	(1,232)	(2,187)	(10,769)
Investment returns and repayments from affiliates	226	667	849

Net Cash Used in Investing Activities from Continuing Operations	(9,512)	(177,579)	(36,256)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(7,408)	(6,414)	(3,433)
Proceeds from long term debt financing	12,000	160,000	58,000
Payment of debt issuance costs	—	(8,152)	(2,546)
Payments on long-term debt	(23,332)	(45,022)	(25,378)
Payments on notes payable for acquired businesses	(379)	(345)	(859)
Net proceeds from (payments on) revolving lines of credit	—	(11,757)	1,757
Proceeds from issuance of common stock	1,037	865	343
Purchase of treasury stock	—	(178)	(1,082)
Proceeds from sale of treasury stock	—	—	102

Net Cash Provided By (Used in) Financing Activities from Continuing Operations	(18,082)	88,997	26,904

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	17,314	(63,421)	4,332
CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities of discontinued operations	(20,553)	70	1,036
Cash provided by (used in) investing activities of discontinued operations	171	78,250	(8,280)

Net Cash Provided By (Used in) Discontinued Operations	(20,382)	78,320	(7,244)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,068)	14,899	(2,912)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,514	615	3,527

CASH AND CASH EQUIVALENTS, END OF YEAR	$12,446	$15,514	$615